Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement Form S-1 on Form S-2 of our report dated February 4, 2004, except for matters described as subsequent events in Note 14, to which the date is March 9, 2004, relating to the financial statements of MONY Life Insurance Company of America, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

New York, New York

July 30, 2004